EXHIBIT 5.1

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA 19103

Tel: 215.963.5000

Fax: 215.963.5001

www.morganlewis.com

May 27, 2004

ARAMARK Corporation

ARAMARK Tower

1101 Market Street

Philadelphia, PA 19107

Re:	ARAMARK Corporation

Registration Statement on Form S-8 relating to the

ARAMARK 2001 Equity Incentive Plan

Ladies and Gentlemen:

We have acted as counsel to ARAMARK Corporation, a Delaware corporation (the “Company”), in connection with the filing of the referenced Registration Statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”). The Registration Statement relates to (i) an aggregate of 5,542,152 shares (the “Shares”) of the Company’s Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), and Class B Common Stock, par value $0.01 per share (the “Class B Common Stock”), issuable under the ARAMARK 2001 Equity Incentive Plan (the “Equity Incentive Plan”) and (ii) Class B Common Stock issuable upon conversion of the Class A Common Stock issued under the Equity Incentive Plan.

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of the Amended and Restated Certificate of Incorporation and Bylaws of the Company, the Equity Incentive Plan and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Shares to be originally issued by the Company to participants under the Equity Incentive Plan have been duly authorized by the Company and, when issued and delivered by the Company to participants under the Equity Incentive Plan in accordance with the terms of the Equity Incentive Plan (and, with respect to Class B Common Stock issuable upon conversion of the Class A Common Stock so issued and delivered, when issued in accordance with the conversion terms of the Class A Common Stock), the Class A Common Stock or Class B Common Stock, as the case may be, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the Delaware General Corporation Law.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Morgan Lewis & Bockius LLP